READING INTERNATIONAL, INC.

SECOND AMENDMENT TO THE

2010 STOCK INCENTIVE PLAN

This Second Amendment (the “Amendment”) to the Reading International, Inc. 2010 Stock Incentive Plan (the “Plan”), is made and shall be effective as of this 26th day of April, 2017 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to (i) amend Section 6(a)(iv) of the Plan to provide to the Participant the right to elect the type of consideration to be paid to the Company in the exercise of an option; (ii) to amend Section 6(a) to add Section 6(a)(xii) to provide for automatic exercise upon expiration of in the money options, (iii) amend Section 10(f) of the Plan to permit the Participant to increase the withholding rate to satisfy his, her or its tax obligations, and (iv) make certain other amendments relating to the foregoing;

NOW, THEREFORE, in accordance with Section 12 of the Plan, the Plan is amended as follows as of the Effective Date:

AMENDMENT

1.	Section 2 of the Plan is hereby amended by adding the following definition after the definition of “Affiliate” and renumbering the following subsections:

“Approved Cashless Exercises” for purposes of Section 6(a)(iv) shall include, without limitation to the authority of the Board or Committee, including to approve other methods of exercise, the following:

i.

The written election of the holder of Nonstatutory Stock Options awarded after the date of the Second Amendment to the Plan to receive, instead of shares, cash in an amount equal to the aggregate Fair Market Value of shares of such Common Stock on the date of exercise of such Options, less the aggregate exercise price of the shares to be issued upon exercise of such Options and the aggregate applicable withholding taxes, if any; or

ii.

The written election of the holder of Options to surrender in payment (in whole or in part) of the exercise price of such Options of shares of the same class of Common Stock as the shares to be issued upon exercise of such Options, valued at the same value as the shares to be issued upon exercise of such Options.

2.

The definition of “Fair Market Value” (i.e., Section 2(n) prior to the preceding amendment) is hereby amended by replacing the words “closing sales price” with the words “average of the high sales price and the low sales price”.

3.	Section 2 of the Plan is hereby amended by adding the following definition after the definition of Incentive Stock Option:

“Net Exercise” means the settlement of Options, upon the written election of the holder, by delivery of a number of shares, rounding up to the nearest whole share, of Common Stock of the class for which such Option is exercisable equal to (i) the aggregate Fair Market Value, on the date of exercise, of the shares of Common Stock to be issued upon exercise of such Options, less the aggregate exercise price for such Common Stock and the aggregate applicable withholding taxes, divided by (ii) the Fair Market Value per share of such Common Stock on the same date; provided that the holder shall pay, in cash or other method approved by the Board, the proportional exercise price for any fractional share issued pursuant to the foregoing as a result of the rounding up the number of shares to be delivered.

4.	Section 4(b)(ii) of the Plan is hereby amended by replacing the parenthetical “(i.e., a “net exercise”)” with “(i.e., a Net Exercise or an Approved Cashless Exercise).
5.	Section 6(a)(iv) of the Plan is hereby deleted and replaced in its entirety by the following:

Consideration.  The purchase price of Common Stock acquired pursuant to an Option shall be paid, at the election of the Optionholder, and to the extent permitted by applicable statutes and regulations, including applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board, either (1) in cash at the time the Option is exercised; (2) by delivery to the Company of other Common Stock; (3) by a Net Exercise;  (4) by means of so-called cashless exercises, including without limitation Approved Cashless Exercises; or (5) according to a deferred payment or other similar arrangement with the Optionholder or in any other form of legal consideration that may be acceptable to the Board;  provided, however, that shares of Common Stock will no longer be outstanding under an Option to the extent that (i) shares are used to pay the exercise price pursuant to a Net Exercise or an Approved Cashless Exercise, (ii) shares are delivered to the Participant as a result of such exercise, or (iii) shares are withheld to satisfy tax withholding obligations.  Payment of the Common Stock’s par value, if any, shall not be made by deferred payment.  In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

6.	Section 6(a) of the Plan is hereby amended by appending the following as subsection 6(a)(xii):

Automatic Exercise.  Unless otherwise specified in the relevant Option Agreement, any outstanding Option to the extent it remains unexercised and that has an exercise price (as set forth in the relevant Option Agreement) less than the Fair Market Value of the Common Stock, determined on the last day of the term of such Option, provided that if such last day is not a trading day, then on the last trading day immediately prior to the last day of the term of such Option (as set forth in the relevant Option Agreement), shall be automatically exercised on such last day of such term, without regard to any requirement in the relevant Option Agreement that the holder of such Option give written notice of such exercise.  Except as may be otherwise elected by the Option holder and approved by the Committee prior to the expiration of the term of the Option, such exercise shall be settled as a Net Exercise and tax withholding obligations shall be satisfied by withholding of shares of Common Stock otherwise deliverable upon exercise of the Option pursuant to Section 10(f) hereof.

7.	Section 10(f) of the Plan is hereby deleted and replaced in its entirety by the following:

Applicable Withholding Taxes. Each Participant shall agree, as a condition of receiving a Stock Award, to pay to the Company or any Affiliate, or make arrangements satisfactory to the Company or any Affiliate regarding the payment of, all applicable federal, state, local and foreign taxes (including the Participant's FICA obligation or employment tax obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan. Until the applicable withholding or income taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificates (or, in the case of restricted stock, no stock certificates free of a restrictive legend) shall be issued to the Participant and no issuance in book-entry or electronic form (or, in the case of restricted stock, no issuance in book-entry or electronic form free of a restrictive legend or notation) shall be made for the Participant. As an alternative to making a cash payment to the Company to satisfy applicable withholding or income tax obligations, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares (or allow the surrender of shares) of Common Stock having a Fair Market Value equal to the amount of taxes to be paid, or by delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of taxes to be paid. The amount of withholding tax to be paid with respect to a Stock Award by the withholding of shares of Common Stock otherwise deliverable pursuant to the Stock Award or by delivering shares of Common Stock already owned shall be determined by the Company in accordance with applicable laws and regulations, but shall not exceed the maximum statutory tax rates in the Participant’s applicable jurisdictions with respect to that Stock Award. For this purpose, the maximum statutory tax rates are based on the applicable rates of the relevant tax authorities (for example, federal, state, and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction.  Notwithstanding the foregoing, the amount of withholding tax paid with respect to a Stock Award that has been granted to a Participant that is not an Employee by the withholding of shares of Common Stock otherwise deliverable pursuant to such Stock Award or by delivering shares of Common Stock already owned shall not exceed the minimum statutory amount, if any, required to be withheld for federal, state, local and/or foreign tax purposes that are applicable to the Stock Award then subject to tax. (For avoidance of doubt, it is acknowledged that as of the date hereof there is no minimum statutory amount to be withheld from exercise or vesting of Stock Awards to non-Employees and therefore shares of Common Stock will not be withheld for taxes with respect to such events except to the extent of future changes of law.)    The value of any shares so withheld or delivered shall be based on the Fair Market Value of the shares on the date that the amount of tax to be withheld is to be determined. All elections by Participants shall be irrevocable and be made in writing and in such manner as determined by the Committee (or its delegee) in advance of the day that the transaction becomes taxable.

8.	Except as modified hereby, the provisions of the Plan shall remain in full force and effect, and the Plan may be restated, as amended hereby, in its entirety.